Exhibit 99.1

CONTACT:	Bob Goligoski
(408) 542 – 0463
bgoligoski@sandisk.com

U.S. DISTRICT COURT RULES IN SANDISK PATENT CASE

     SUNNYVALE, CA, OCT. 13, 2003 – On Oct. 10, 2003, in the case involving SanDisk Corporation (NASDAQ: SNDK) and Ritek Corporation, the United States District Court for the Northern District of California granted defendant Ritek Corporation’s motion for summary judgment of non-infringement. In its order, the court found that the accused Ritek CompactFlash memory cards did not infringe on SanDisk’s patent, United States Patent No. 5,602,987 (“Flash EEPROM system”). The order does not affect the validity of the patent.

     Charles Van Orden, SanDisk vice president and general counsel, said, “SanDisk respectfully but strongly disagrees with the court’s ruling and will immediately take steps to appeal the decision to the Federal Circuit Court of Appeals. SanDisk believes that the court incorrectly interpreted the claims of the patent and that the company has a strong basis for appeal.”

     License obligations under SanDisk’s existing licenses are not impacted by the court ruling and, accordingly, the company does not expect royalty income to be affected.

     SanDisk, the world’s largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

     The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties as described under the caption, “Factors That May Affect Future Results” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company assumes no obligation to update the information in this release.

SanDisk’s web site/home page address: http://www.sandisk.com

All trade names are either registered trademarks or trademarks of their respective holders.

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